Exhibit 99.1
Contacts:
Investors: Judy Hayes, InterMune, Inc., 415-466-2242, ir@intermune.com
Media: Pam Lord, Atkins + Associates 858-527-3494, plord@irpr.com
InterMune Completes Divestiture of Infergen® for up to $135.5 Million in Cash
BRISBANE, Calif., January 3, 2006 — InterMune, Inc. (Nasdaq: ITMN) announced today the completion of the sale of its United States and Canadian rights to Infergen® (interferon alfacon-1), approved for the treatment of chronic hepatitis C virus (HCV) infections, to Valeant Pharmaceuticals International (NYSE: VRX). Upon closing, InterMune received an upfront cash payment of $113.5 million. The Company will receive a fixed cash payment of 2 million Euros in 2007 and subsequent development milestone cash payments that are expected to be paid in 2007 and 2009 and could total up to $20 million.
“The divestiture of Infergen® represents an important step in refocusing our corporate strategy to direct resources to our three key development programs – our Phase III study evaluating Actimmune® for idiopathic pulmonary fibrosis (IPF), our Phase III program evaluating pirfenidone for IPF and our preclinical HCV protease inhibitor,” said Dan Welch, President and CEO of InterMune. “The cash raised from the sale of Infergen® will help fund the development of these pipeline programs, which we believe have the potential to deliver significant value to patients and shareholders alike.”
In connection with the close of the transaction, Roger L. Hawley, Executive Vice President of Commercial and Technical Operations will leave the Company. “I would like to personally thank Roger for his valuable contributions in building the Infergen® brand and for helping us refocus the Company as we announced on November 28,” continued Mr. Welch. “We wish Roger all the best in his future endeavors.”
About InterMune
InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology. InterMune has a broad and deep product portfolio addressing IPF and HCV infections. The pulmonology portfolio includes Actimmune® (interferon gamma-1b), pirfenidone and research programs. Actimmune® is being evaluated in the INSPIRE Trial, a Phase III study in patients with IPF, and pirfenidone is also being developed for the treatment of IPF in a Phase III program expected to initiate in the first half of 2006. The hepatology portfolio includes the early stage HCV protease inhibitor program and several small molecule programs in research. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.
Caution Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release. These statements include those related to payment of cash developmental milestones, the advancement of the HCV protease inhibitor program and, delivery of increased value for shareholders and patients. Actual events or results may differ from InterMune’s expectations and judgments. For example, there can be no assurance that any development milestones will be paid by Valeant in connection with its continued development of Infergen® or that InterMune will be able to successfully advance its HCV protease inhibitor program, either alone or with a collaborative partner. In addition, the company’s financial results and stock price may suffer as a result of this announced change in strategic direction.
Additional information concerning these and other risk factors affecting InterMune’s business can be found in prior press releases as well as in InterMune’s public periodic filings with the Securities and Exchange Commission, available via InterMune’s web site at www.intermune.com. InterMune disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.
Infergen® and Actimmune® are registered trademarks of InterMune, Inc. Each other trademark, trade name or service mark appearing in this news release belongs to its holder.
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